Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated August 25, 2008
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233P2N5

Principal Amount (in Specified Currency): $125,000,000.
TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.

Issue Price: 100%

Trade Date: August 25, 2008

Original Issue Date: August 28, 2008

Stated Maturity Date: September 22, 2009

Initial Interest Rate: The Federal Funds Rate with respect to
		       August 27, 2008 plus 0.50%

Interest Payment Period: Quarterly

Interest Payment Dates: September 22, 2008, December 22, 2008,
			March 23, 2009, June 22, 2009 and
			September 22, 2009

Net Proceeds to Issuer: $124,987,500

Agent's Discount or Commission: 0.01%

Agent: J.P. Morgan Securities Inc.

Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note
	Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note
	Fixed Interest Rate:
	Fixed Rate Commencement Date:
[ ] Other Floating Rate Note (see attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[X] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[ ] LIBOR Telerate/Page:
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If 7052:
	[ ] Week
	[ ] Month

Spread (+/-): +0.50%

Spread Multiplier: Not Applicable
Index Maturity: Not Applicable
Index Currency: Not Applicable
Maximum Interest Rate: Not Applicable
Minimum Interest Rate: Not Applicable

Initial Interest Reset Date: August 29, 2008

Interest Rate Reset Period: Daily

Interest Reset Dates: Each Business Day

Interest Determination Date: One Business Day preceding the related
			     Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[X] Following
	[ ] Modified Following

Redemption: Not Applicable
Redemption Date(s):
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: No

Specified Currency: U.S. dollars

Minimum Denominations: $1,000 and $1,000 increments thereafter

Form of Note:
	[X] Book-entry only
	[ ] Certificated



ADDITIONAL TERMS OF THE NOTES

Interest

      Notwithstanding anything contained in this Pricing Supplement or the Prospectus Supplement to the contrary, the Interest Rate to be used for the two Business Days immediately prior to each Interest Payment Date (including the Stated Maturity Date) will be the Interest Rate in effect on the second Business Day preceding such Interest Payment Date (including the Stated Maturity Date).